June 1, 1999



TrendLogic Associates
1 Fawcett Place - 2nd Place
Greenwich, Ct. 06830

Attention:  Mr. Mark Dean

         Re:      Management Agreement Renewal
                  Hutton Investors Futures Fund II

Dear Mr. Dean:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 2000 and all other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.



By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer


AGREED AND ACCEPTED

TRENDLOGIC ASSOCIATES

By:

Print Name:

DAD/sr